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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-43911, 33-50973, 33-39916, 33-56215, 33-34793, 33-64339, 333-
00697, 333-01059, 333-40005, 333-70105) pertaining to the 1991 Incentive Stock
Option Plan, the Employee Stock Purchase Plan, the Executive Stock Option Plan of Seagate Technology, Inc., the 1992 Conner Peripherals, Inc. Restricted Stock Plan and the Arcada Holdings, Inc. Stock Option Plan of our report dated July 15, 1999, except for the Subsequent Events note, as to which the date is August 17, 1999, with respect to the consolidated financial statements and schedule of Seagate Technology, Inc., included in this Annual Report (Form 10-K), for the year ended July 2, 1999.

                                          /s/ Ernst & Young LLP

San Jose, California,
August 24, 1999